UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2006

LMI AEROSPACE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Missouri
(State or Other Jurisdiction of Incorporation)

0-24293	43-1309065
(Commission File Number)	(IRS Employer Identification No.)

3600 Mueller Road, St. Charles, Missouri	63302-0900
(Address of Principal Executive Offices)	(Zip Code)

(636) 946-6525
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On December 28, 2006, certain of the operating subsidiaries (the “Operating Subsidiaries”) of LMI Aerospace, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”), by and among the Operating Subsidiaries and Wells Fargo Bank, National Association (“Wells Fargo”). The Credit Agreement is a $40 million revolving loan facility, under which there is no requirement to provide a borrowing base of collateral to support advances. The Credit Agreement provides for, among other things, (i) the release of mortgages on four separate parcels of real estate of the Company (the “Subject Properties”), (ii) reduced interest rates, which may be further reduced upon the satisfaction of certain financial covenants, and (iii) certain change of control restrictions.

Concurrent with the execution of the Credit Agreement, LMI Finishing, Inc. (“LMI Finishing”) and Leonard’s Metal, Inc. (“Leonard’s Metal”), each an Operating Subsidiary, entered into a Purchase Agreement (the “Purchase Agreement”) with CIT CRE LLC (“CIT”), providing for the purchase of the Subject Properties by CIT and simultaneous lease of these properties back to Leonard’s Metal (in the case of three of the Subject Properties) and to LMI Finishing (in the case of the remaining Subject Property). The total purchase price for the Subject Properties is $10,250,000. The Subject Properties will be leased under lease agreements providing for an initial term of 20 years, which may be renewed by the tenant (LMI Finishing or Leonard’s Metal, as the case may be) for additional 5-year periods upon 12-months notice prior to the end of the end of the initial term or any renewal term. The annual minimum rental for the first year of the initial term is $732,955 for the three Subject Properties to be leased by Leonard’s Metal and $146,495, for the Subject Property to be leased by LMI Finishing, payable in equal monthly installments. Such minimum annual rentals will be increased by 2.3% per year for the remainder of the initial term and with respect to any renewal term, such annual minimum rent will be 95% of the then fair market rental value.

The sale of one of the Subject Properties occurred on December 28, 2006 for a sale price of $4.3 million. The Company expects to close on the three remaining Subject Properties on or before January 31, 2007. The obligations of Leonard’s Metal and LMI Finishing under the leases are guaranteed by the Company in accordance with a Guaranty and Suretyship Agreement also executed as of December 28, 2006.

This description of the terms of the Credit Agreement, the Purchase Agreement, the Lease Agreement and the Guaranty (collectively, the “Agreements”) is qualified in its entirety by reference to the Agreements which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated into this Item 1.01 by reference.

Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2007, the Company appointed Darrel E. Keesling as its Chief Operating Officer, effective on the start date of Mr. Keesling’s employment with the Company (the “Start Date”), which is expected to occur on or about January 15, 2007. Mr. Keesling, who is 45 years of age, had been the Vice President and General Manager-Metal Structures of GKN Aerospace, Inc. since August, 2004 and prior thereto had served in other managerial capacities with GKN Aerospace, Inc., including Senior Director of Engineering and Director of Operations, since January, 2001.

The salient features of Mr. Keesling’s compensation are as follows:

•	an annual base salary of $240,000 for calendar year 2007 (prorated in January), $250,000 for calendar year 2008 and $260,000 for calendar year 2009;

•	a formula bonus under which payment of approximately $60,000 can be earned if the Company achieves certain profitability goals; and

•
the grant of shares of restricted stock having the total value of approximately $90,000 based upon market prices on Mr. Keesling’s Start Date, with one-third of the shares vesting on December 31, 2007, an additional one-third vesting on December 31, 2008, and the remaining one-third vesting on December 31, 2009.

In addition, Mr. Keesling will be entitled to participate in all benefit plans on the same basis as other executive officers of the Company, including the use of a Company automobile (or, in the alternative, an annual $5,000 car allowance).

The terms of Mr. Keesling’s service as the Chief Operating Officer of the Company (providing for a term of three years and covering, among other things, non-compete and confidentiality obligations) will be set forth in an employment contract expected to be entered into as of the Start Date. The form of such employment agreement is attached as Exhibit 10.5 to this Form 8-K.

To the knowledge of the Company, there are no family relationships between Mr. Keesling and any director or executive officer of the Company, or relationships and related transactions of the type described in Item 404 of Regulation S-K involving Mr. Keesling.

Section 8 - Other Events

Item 8.01. Other Events.

On January 3, 2007, the Company issued a press release announcing the Credit Agreement and the sale and leaseback of real estate pursuant to the Purchase Agreement, Leases and Guaranty. The text of the press release is attached as Exhibit 99.1 hereto.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement dated December 28, 2006.
10.2	Purchase Agreement dated December 28, 2006 ("Purchase Agreement”).
10.3

Lease Agreement dated December 28, 2006 between CIT and Leonard’s Metal. Note: A lease agreement between CIT and LMI Finishing will be entered into on or before January 31, 2007, in the form attached as Exhibit E to the Purchase Agreement and will be substantially identical with the CIT/Leonard’s Metal Lease Agreement, except for name, annual rental and the like.

10.4	Guaranty and Suretyship Agreement dated December 28, 2006.
10.5	Form of Employment Agreement between the Company and Darrel E. Keesling.
99.1	Text of press release dated October 3, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2007

LMI AEROSPACE, INC.

By:
Lawrence E. Dickinson Chief Financial Officer and Secretary